Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Ingeus Limited

Level 11, 300 Ann Street

Brisbane, QLD 4000

Australia

We consent to the incorporation by reference in the registration statements No. 333-166978, 333-151079, 333-112586, 333-117974, 333-127852, 333-135126, and 333-145843 on Form S-8 of The Providence Service Corporation of our report dated August 12, 2014, with respect to the consolidated balance sheets of Ingeus Limited as of December 31, 2013, 2012 and 2011, and the related consolidated statements of profit and loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K/A of The Providence Service Corporation dated August 15, 2014.

/s/ KPMG

Brisbane, Australia
August 15, 2014